EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Form 10KSB being filed under the Securities Exchange Act of 1934 by Andean Development Corporation and Subsidiaries of our report dated August 9, 2000, relating to our audits of the consolidated balance sheets of Andean Development Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and appearing in the aforementioned Form 10KSB.



SPEAR, SAFER, HARMON & CO.
Certified Public Accountants


Miami, Florida
November 10, 2000